EXHIBIT 24.6
                          Consent of Registrant's Auditors

June 9, 1998

Securities and Exchange Commission
Washington, DC 20549

        RE. TRB Systems International Inc.




Gentlemen:


We have audited the balance sheet and accompanying statements of the Registrant, as found in the Prospectus which forms part of this Registration Statement, for the 9 month periods ending March 31, 1998 and March 31, 1997, and the 1996 and 1997 fiscal years, ending on June 30, and consent to the Auditor's reports, statements, and notes being filed with the SB2 Registration Statement of which this exhibit forms a part, and with any amendment thereto.

This accounting firm hereby consents to the filing of this consent as an exhibit to the Registration Statement.


/s/ Stan Lee /s/

Stan J. H. Lee, CPA
440 West St., 3rd Fl.
Fort Lee, NJ 07024-5058


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